TERMINATION AGREEMENT AND GENERAL RELEASE


         This Termination Agreement and General Release ("Agreement"), executed this 30th day of May, 2000 by and between Lucius Edgar Scott, Jr. (hereinafter
                                          ------------------------
referred to as "Employee"), and Union Oil Company of California (hereinafter referred to as "Company").

         WHEREAS, Employee is covered under an Employment Agreement dated as of July 28, 1998 a copy of which is attached hereto as Exhibit A.

         WHEREAS, Company and Employee wish to resolve all issues under said Employment Agreement and in connection with Employee's severance from employment with Company.

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the sufficiency of which are hereby acknowledged, Company and Employee agree as follows:

     1. Employee shall continue as Group Vice-President, Diversified Business Group and an Executive Officer of the corporation through July 31, 2000.

     2. Employee shall subsequently continue on the payroll as an employee of the Company for twelve calendar months ending on July 31, 2001 as a "Consulting Employee". During such twelve month period Employee will be paid his current base salary and continue to be eligible for the Company's benefit plans and policies generally applicable to its employees in his employment category of Group Vice President, Diversified Business Group. Thereafter, Employee and his dependents shall be eligible to receive all retiree health and welfare benefits generally applicable to a Company employee in Employee's employment category. Employee shall report to Roger C. Beach during this period. Notwithstanding any writings, obligations or requirements to the contrary, this period of employment shall apply to vesting and accruals under the 1998 Unocal Management Incentive Program. Employee's participation and coverage shall be subject to the rules and procedures generally applicable to employees under said plans.

     3. Employee shall be eligible for one year of outplacement services to be paid by Company up to a maximum of $35,000.

     4. Employee shall be paid by the Company the sum of $998,412 (Nine Hundred and Ninety-Eight Thousand, Four Hundred and Twelve Dollars) due under the aforesaid Employment Agreement. Said payment to be made by September 1, 2000.
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     5.  Employee  shall  receive by  September  1, 2000 the  additional  sum of
$25,000 (twenty-five thousand dollars) in lieu of the two years of benefit coverage under the Employment Agreement referenced above. With the exception of any conversion or benefit continuation rights, payment of the amount under this
Section 5 and Section 4 above shall be in lieu of and a full settlement of all Employee's rights under the Employment Agreement referenced above.

     6. Employee shall be eligible for Unocal's executive financial consulting program through December 31, 2001 in accordance with the terms of said program.

     7. Notwithstanding any writings, obligations, or requirements to the contrary, Employee will continue to "time vest" in his Performance Stock Options during the period he continues as a Consulting Employee. Employee was granted 300,000 Performance Stock Options in 1998 and such options will be 100% vested on March 31, 2001. In the event that Employee's Performance Stock Options granted under the 1998 Management Incentive Program fail to become exercisable solely because the performance requirements necessary for them to become exercisable have not been met, the Company shall pay to Employee not later than September 1, 2001 a lump sum cash settlement amount, determined in accordance with the terms of the Unocal Retirement Plan, equal to the difference between
(1) the "Unocal retirement benefits" that would be payable to him as of August 1, 2001 if two years were added to his age and benefit service and (2) the amount of "Unocal retirement benefits" actually payable to him as of said date. If Employee retires or dies prior to August 1, 2001, the calculation shall be made as of such earlier applicable date. For purposes of the above calculation, "Unocal retirement benefits" include the benefits payable under the Unocal Retirement Plan, the Unocal Supplementary Compensation Plan, and the Unocal Retirement Supplementary Retirement Plan for Key Management Personnel. For purposes of the above calculation, "includable compensation" under the Unocal Supplementary Retirement Plan for Key Management Personnel and the Unocal Supplementary Compensation Plan shall not be subject to any Internal Revenue Code limitations.

     8. Employee shall be eligible to receive his Revised Incentive Compensation Plan (`RICP") Award for the entire 2000 calendar year payable, on or about April 1, 2001. Such Award shall be paid in accordance with the normal operation of the RICP but shall not be modified by individual or business unit performance. Employee's "target award" 50% of base annual salary shall be adjusted only for Company's comparative and absolute performance.

     9. During the period of Employee's employment as a "Consulting Employee" from August 1, 2000 through July 31, 2001 Employee may perform services for others so long as (1) such services do not create a conflict of interest with respect to Company and (2) such duties do not unduly interfere with his ability to conduct consulting activities for the Company. Should employee elect

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                                       -3-

to sever his employment as a Consulting Employee (in which case the preceding sentence restricting Employee's providing services for others shall not apply), his status as a Consulting Employee of the Company will be terminated and a lump sum payment will be made of his base salary payable for the term of the consulting period. Retirement age and years of service under paragraph 12 will be reduced accordingly and he shall no longer accrue service under the Company's benefit plans, policies, 1998 Long-Term Incentive Plan and Performance Stock Option.

     10. Employee acknowledges that he acquired certain confidential information concerning the operation of the Company during his employment with the Company and in connection with the Employee's work hereunder. Employee agrees that he will not at any time, whether during or after his employment hereunder, (1) knowingly use for improper personal benefit any confidential information that he may learn or has learned by reason of his employment with the Company, or (2) disclose any such confidential information to any person except (a) in the performance of his obligations to the Company hereunder, (b) as required by applicable law, (c) in connection with the enforcement of his rights under this Agreement, (d) in connection with any disagreement, dispute or litigation (pending or threatened) between Employee and the Company, or (e) with the prior written consent of the Company. "Confidential Information" includes information
                                  ------------------------
with respect to the Company's products, facilities and methods, research and development and trade secrets and other intellectual properties, systems, patents and patent applications, procedures, manuals, confidential reports, business plans, prospects or opportunities; provided, however, that such terms shall not include any information that (X) is or becomes generally known or available other than as a result of disclosure by Employee or (Y) is or becomes known or available to Employee on a non-confidential basis from a source which to Employee's knowledge is not prohibited from disclosing such information to Employee by a legal, contractual, fiduciary or other obligation to the Company. If Employee is unclear as to the requirements of the foregoing, he may ask for clarification as to a specific situation by contacting the Company's Chief Legal Officer in writing. Employee's obligations under this paragraph shall survive termination of this Agreement.

     11. Unocal shall pay Employee his accrued vacation "bank balance" within two weeks of his ceasing to be the Group Vice-President, Diversified Business Group. Employee shall accrue vacation during the period he is a Consulting Employee.

     12. Employee's termination of employment hereunder, including at his election under Section 9 above shall be treated as "at the convenience of the Company" pursuant to the Long Term Incentive Plans of 1991 and 1998, the Performance Stock Option Plan, and under the Revised Incentive Compensation Plan. Therefore, Employee shall be entitled to the delivery of shares of Restricted Stock, payment of Performance Shares and the extended period to

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                                       -4-

exercise vested stock options applicable under the terms of said Plans upon a termination of employment at the convenience of the Company.

     During the period as a Consulting Employee, Employee shall be entitled to participate in all Benefit Plans and fringe benefit and payroll practices of the Company on the same terms and conditions as would be applicable to a full time employee of his level and salary grade.

     Employee shall continue to accrue Benefit Service under Unocal's defined benefit and defined contribution plans under which he is currently covered. Any amendment to the Unocal Retirement Plan or any of the Non-Qualified Retirement Plans which would adversely affect the Employee's benefit thereunder shall be of no force and effect with respect to the Employee except where such amendment also adversely affects the benefit with respect to the Company's most senior executives in a substantially identical manner.

     Company hereby acknowledges and agree that Employee shall continue to be eligible, during all periods following the termination of his employment, to participate in those Benefit Plans providing retirement health benefits in accordance with the terms thereof as applicable to similarly situated former employees.

     For purposes of calculating the Unocal Retirement Plan and Unocal's Non-Qualified Retirement Plans benefits, the Company shall (I) credit Employee with 59 years .5 months of age and 36 years 10 months of service, (ii) use Employee's "includable compensation" in effect as of July 31, 2001, (iii) take into account any increases in IRC Section 415 limits taking effect as of or prior to July 31, 2001, and (iv) take into account any changes in the terms of Company's Retirement Plan taking effect as of, or prior to July 31, 2001 that would result in a greater benefit becoming payable to employee, to the extent allowable by law and applicable regulations.

     13. Employee shall not be entitled to any other termination-type benefits except as specifically noted above. Employee hereby waives any benefits or payments under the Company's Termination Allowance Plan and Employee Redeployment Program. Employee shall not be eligible for any future grants or awards under the Long-Term Incentive Plan of 1998 or the RICP, for calendar year 2001 or any portion thereof.

     14. All payments hereunder to Employee shall be reduced for any applicable withholding.

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                                       -5-

     15. General Release
         ---------------
     In consideration for this Agreement, and with the exception of claims for breach of this Agreement, Employee hereby releases and forever discharges Company and Unocal Corporation and their respective predecessors, successors, partners, assigns, employees, shareholders, owners, officers, directors, agents, attorneys, subsidiaries, divisions, and affiliates (jointly referred to as "Released Parties") from any and all claims, demands, causes of action, obligations, damages, attorneys' fees, costs and liabilities of any nature whatsoever, whether or not now known, suspected or asserted, which Employee may have or claim to have against the Released Parties relating in any manner to Employee's employment with the Company and/or the termination of such employment, and hereby convenants not to assert such claims through a lawsuit, an administrative proceeding or otherwise. This General Release includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination or claims arising out of any legal restrictions on the Company's rights to terminate its employees, including without limitation of the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, and the Civil Rights Act of 1991.

     This Agreement shall not apply to Employee's rights to any indemnification insurance, defense or hold harmless protection that would otherwise apply in the absence of this Release. Except as specifically provided herein, nothing in this Agreement shall affect in any way, apply to, increase, or diminish, any rights which Employee has with respect to retirement benefits or with respect to any previously established policy or plans of the Company outside of this Agreement.

     16. Waiver
         ------
     Employee waives all rights under Section 1542 of the Civil Code of California. That section reads as follows:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Notwithstanding the provisions of Section 1542 or any similar law of any other state, and to provide a full and complete release of Released Parties, Employee expressly acknowledges that this Termination Agreement and General Release is intended to include, without limitation, all claims which Employee does not know or suspect to exist in his favor at the time of execution of this document, and that the settlement agreed upon completely extinguishes all such claims.

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                                       -6-

     17. This Agreement is a full and complete expression of the intent of the parties with respect to the subject matter of this Agreement. No other agreement or representation, express or implied, has been made by either party with respect to the subject matter of this Agreement.

     18. This Agreement may not be modified except by a written agreement signed by both Employee and by a Vice President of Union Oil Company of California.

     19. This Agreement shall be interpreted to be valid to the full extent possible under the laws of the State of California.

     20. Employee warrants and represents that he has not assigned or in any way transferred any claim related to the subject matter of this Agreement and that he will not allow or assist in such transfer or assignment in the future.

     21. This Agreement shall not constitute an admission by any Related Party of any wrongful action or inaction whatsoever.

     22. Employee agrees that this Agreement is understood by Employee and is voluntarily entered into by the Employee.

     23. Employee may file a written beneficiary designation for any payments in the event of his death prior to receipt of the amounts due under this Agreement in the form of Attachment A. The last such designation received by Company prior to his death shall control any such payments.

     24. In addition to any indemnification obligations Company has or may have under applicable law, Company shall indemnify Employee for any and all costs, expenses, awards, claims, judgments, attorneys' fees or any other damages or injury to Employee for Employee's actual or alleged actions or failure to act during his employment with Company including Employee's employment as a Consulting Employee, unless Company under its standard policy on such matters would not have so indemnified Employee for such actions or failure to act were he still actively employed at his current salary level and position.

     25. This Agreement shall bind any successors, purchasers, subsidiaries, affiliates or assigns of the Company.

     26. Company shall pay 90% (ninety percent) of Employee's out-of-pocket litigation expenses, including reasonable attorney's fees, in connection with any judicial proceeding to enforce this Agreement or construe or determine the validity of this Agreement, if the Employee is substantially successful in such proceeding.

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     27. Employee's Right to Review Agreement
         ------------------------------------
     Employee has twenty-two (22) days from the date of Employee's receipt of this Agreement to consider whether or not to sign this Agreement .

     28. This Agreement shall not be effective until eight (8) days from the date of execution of this Agreement by Employee. During such period, Employee may notify Company in writing of his revocation of this Agreement.

     29. Employee's Right to Consult Counsel
         -----------------------------------
     Employee is advised to consult with Employee's attorney before deciding whether or not to sign this Agreement.






IN WITNESS WHEREOF, this Agreement has been executed in duplicate originals.




UNION OIL COMPANY OF CALIFORNIA             EMPLOYEE



By: /s/CARL D. McAULAY                       /s/LUCIUS E. SCOTT
    ------------------------------          ----------------------
                                            Signature


 CARL D. McAULAY                             LUCIUS E. SCOTT
----------------------------------          ----------------------
Print Name                                  Print Name


 5-23-2000                                   5-30-2000
----------------------------------          ----------------------
Date                                        Date
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                                       -8-

                    ATTACHMENT A TO TERMINATION AGREEMENT AND
                                 GENERAL RELEASE

                             BENEFICIARY DESIGNATION



I, Lucius E. Scott, (Employee) hereby designate the following person(s) as Beneficiary for any payments due at the time of my death under my Termination Agreement and General Release with Union Oil Company of California, dba Unocal.



Name:                               ____Jane Hill Scott______________

Address:                            ____330 N. San Rafael Ave._______

                                    ____Pasadena, CA  91105__________

Relationship:                       ____Spouse_______________________

Interest (%):                       ____100%_________________________



Name:                               _________________________________

Address:                            _________________________________

Relationship:                       _________________________________

Interest (%):                       _________________________________